UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.)*

NCS Multistage Holdings, Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

628877102

(CUSIP Number)

Richard Terranova, Advent International 800 Boylston Street, Boston MA 02199

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

December 31, 2017

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 628877102	13G	Page 2 of 30

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent International Corporation
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 29,568,536
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 29,568,536
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 29,568,536
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 67.3%
12.	TYPE OF REPORTING PERSON (see instructions) CO,IA

CUSIP No. 628877102	13G	Page 3 of 30

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent International GPE VII LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 29,568,536
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 29,568,536
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 29,568,536
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 67.3%
12.	TYPE OF REPORTING PERSON (see instructions) OO

CUSIP No. 628877102	13G	Page 4 of 30

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent-NCS Acquisition Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 29,568,536
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 29,568,536
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 29,568,536
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 67.3%
12.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 628877102	13G	Page 5 of 30

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent-NCS GP LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 29,568,536
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 29,568,536
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 29,568,536
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 67.3%
12.	TYPE OF REPORTING PERSON (see instructions) OO

CUSIP No. 628877102	13G	Page 6 of 30

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) GPE VII GP Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 10,088,786
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 10,088,786
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,088,786
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.0%
12.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 628877102	13G	Page 7 of 30

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) GPE VII GP (Delaware) Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 18,820,370
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 18,820,370
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 18,820,370
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 42.9%
12.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 628877102	13G	Page 8 of 30

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent Partners GPE VII Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 11,828
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 11,828
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,828
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 628877102	13G	Page 9 of 30

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent Partners GPE VII-A Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 29,570
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 29,570
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 29,570
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 628877102	13G	Page 10 of 30

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent Partners GPE VII-B Cayman Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 289,771
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 289,771
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 289,771
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.7%
12.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 628877102	13G	Page 11 of 30

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent Partners GPE VII Cayman Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 260,204
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 260,204
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 260,204
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.6%
12.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 628877102	13G	Page 12 of 30

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent Partners GPE VII-A Cayman Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 68,007
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 68,007
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 68,007
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 628877102	13G	Page 13 of 30

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent International GPE VII Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 3,693,109
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 3,693,109
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,693,109
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.4%
12.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 628877102	13G	Page 14 of 30

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent International GPE VII-A Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 3,418,124
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 3,418,124
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,418,124
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.8%
12.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 628877102	13G	Page 15 of 30

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent International GPE VII-B Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 8,589,659
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 8,589,659
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,589,659
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 19.6%
12.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 628877102	13G	Page 16 of 30

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent International GPE VII-C Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 2,729,175
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 2,729,175
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,729,175
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.2%
12.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 628877102	13G	Page 17 of 30

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent International GPE VII-D Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 2,211,725
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 2,211,725
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,211,725
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.0%
12.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 628877102	13G	Page 18 of 30

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent International GPE VII-E Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 6,188,694
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 6,188,694
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,188,694
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.1%
12.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 628877102	13G	Page 19 of 30

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent International GPE VII-F Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 798,351
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 798,351
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 798,351
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.8%
12.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 628877102	13G	Page 20 of 30

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent International GPE VII-G Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 798,351
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 798,351
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 798,351
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.8%
12.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 628877102	13G	Page 21 of 30

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent International GPE VII-H Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 481,968
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 481,968
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 481,968
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.1%
12.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 628877102	13G	Page 22 of 30

Item 1.

(a)	Name of Issuer

NCS Multistage Holdings, Inc.

(b)	Address of Issuer’s Principal Executive Offices

19450 State Highway 249, Suite 200 Houston, Texas (281) 453-2222

Item 2.

(a)	Name of Person Filing

(b)	Address of Principal Business Office

(c)	Citizenship

This statement is being filed on behalf of the following Reporting Persons:

Advent International Corporation, a Delaware corporation;

Advent International GPE VII LLC, a Delaware LLC;

Advent-NCS Acquisition Limited Partnership, a Delaware limited partnership;

Advent-NCS GP LLC, a Delaware LLC;

GPE VII GP Limited Partnership, a Cayman Islands limited partnership

GPE VII GP (Delaware) Limited Partnership, a Delaware limited partnership;

Advent Partners GPE VII Limited Partnership, a Delaware limited partnership;

Advent Partners GPE VII-A Limited Partnership, a Delaware limited partnership;

Advent Partners GPE VII-B Cayman Limited Partnership, a Cayman Islands limited partnership;

Advent Partners GPE VII Cayman Limited Partnership, a Cayman Islands limited partnership;

Advent Partners GPE VII-A Cayman Limited Partnership, a Cayman Islands limited partnership;

Advent International GPE VII Limited Partnership, a Delaware limited partnership;

Advent International GPE VII-A Limited Partnership, a Cayman Islands limited partnership;

Advent International GPE VII-B Limited Partnership, a Delaware limited partnership;

Advent International GPE VII-C Limited Partnership, a Delaware limited partnership;

Advent International GPE VII-D Limited Partnership, a Delaware limited partnership;

Advent International GPE VII-E Limited Partnership, a Cayman Islands limited partnership;

Advent International GPE VII-F Limited Partnership, a Delaware limited partnership;

Advent International GPE VII-G Limited Partnership, a Delaware limited partnership; and

Advent International GPE VII-H Limited Partnership, a Cayman Islands limited partnership.

Advent International Corporation is the manager of Advent International GPE VII LLC, which in turn is the general partner of GPE VII GP Limited Partnership, GPE VII GP (Delaware) Limited Partnership, Advent Partners GPE VII Limited Partnership, Advent Partners GPE VII-A Limited Partnership, Advent Partners GPE VII-B Limited Partnership, Advent Partners GPE VII Cayman Limited Partnership, and Advent Partners GPE VII-A Cayman Limited Partnership. GPE VII GP Limited Partnership is the general partner of Advent International GPE VII-A Limited Partnership, Advent International GPE VII-E Limited Partnership, and

CUSIP No. 628877102	13G	Page 23 of 30

Advent International GPE VII-H Limited Partnership. GPE VI GP (Delaware) Limited Partnership is the general partner of Advent International GPE VII Limited Partnership, Advent International GPE VII-B Limited Partnership, Advent International GPE VII-C Limited Partnership, Advent International GPE VII-D Limited Partnership, Advent International GPE VII-F Limited Partnership, and Advent International GPE VII-G Limited Partnership. Advent-NCS GP LLC is a general partner of Advent-NCS Acquisition Limited Partnership. Advent Partners GPE VII Limited Partnership, Advent Partners GPE VII-A Limited Partnership, Advent Partners GPE VII-B Cayman Limited Partnership, Advent Partners GPE VII Cayman Limited Partnership, Advent Partners GPE VII-A Cayman Limited Partnership, Advent International GPE VII Limited Partnership, Advent International GPE VII-A Limited Partnership, Advent International GPE VII-B Limited Partnership, Advent International GPE VII-C Limited Partnership, Advent International GPE VII-D Limited Partnership, Advent International GPE VII-F Limited Partnership, Advent International GPE VII-G Limited Partnership, and Advent International GPE VII-H Limited Partnership, are members of Advent-NCS GP LLC.

The principal business address of each Reporting Person is c/o Advent International Corporation, 800 Boylston Street, Boston, MA 02199

(d)	Title of Class of Securities

Common stock, par value $0.01 per share

(e)	CUSIP Number

628877102

Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable

Item 4. Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

	Number of Shares Beneficially Owned	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Percentage of Common Stock Outstanding
Advent International Corporation	29,568,536	29,568,536	—	29,568,536	—	67.3%
Advent International GPE VII LLC	29,568,536	29,568,536	—	29,568,536	—	67.3%
Advent-NCS Acquisition Limited Partnership	29,568,536	29,568,536	—	29,568,536	—	67.3%
Advent-NCS GP LLC	29,568,536	29,568,536	—	29,568,536	—	67.3%
GPE VII GP Limited Partnership	10,088,786	10,088,786	—	10,088,786	—	23.0%
GPE VII GP (Delaware) Limited Partnership	18,820,370	18,820,370	—	18,820,370	—	42.9%
Advent Partners GPE VII Limited Partnership	11,828	11,828	—	11,828	—	0.0%
Advent Partners GPE VII-A Limited Partnership	29,570	29,570	—	29,570	—	0.1%
Advent Partners GPE VII-B Cayman Limited Partnership	289,771	289,771	—	289,771	—	0.7%
Advent Partners GPE VII Cayman Limited Partnership	260,204	260,204	—	260,204	—	0.6%
Advent Partners GPE VII-A Cayman Limited Partnership	68,007	68,007	—	68,007	—	0.2%
Advent International GPE VII Limited Partnership	3,693,109	3,693,109	—	3,693,109	—	8.4%
Advent International GPE VII-A Limited Partnership	3,418,124	3,418,124	—	3,418,124	—	7.8%
Advent International GPE VII-B Limited Partnership	8,589,659	8,589,659	—	8,589,659	—	19.6%
Advent International GPE VII-C Limited Partnership	2,729,175	2,729,175	—	2,729,175	—	6.2%
Advent International GPE VII-D Limited Partnership	2,211,725	2,211,725	—	2,211,725	—	5.0%
Advent International GPE VII-E Limited Partnership	6,188,694	6,188,694	—	6,188,694	—	14.1%
Advent International GPE VII-F Limited Partnership	798,351	798,351	—	798,351	—	1.8%
Advent International GPE VII-G Limited Partnership	798,351	798,351	—	798,351	—	1.8%
Advent International GPE VII-H Limited Partnership	481,968	481,968	—	481,968	—	1.1%

CUSIP No. 628877102	13G	Page 24 of 30

Item 5. Ownership of Five Percent or Less of a Class.

Not applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable

Item 8. Identification and Classification of Members of the Group.

See Exhibit 2

Item 9. Notice of Dissolution of Group.

Not applicable

Item 10. Certification.

Not applicable

CUSIP No. 628877102	13G	Page 25 of 30

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 12, 2018
Date

Advent International GPE VII-A Limited Partnership
Advent International GPE VII-E Limited Partnership
Advent International GPE VII-H Limited Partnership
By: GPE VII GP Limited Partnership, General Partner
By: Advent International GPE VII LLC, General Partner
By: Advent International Corporation, Manager
By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent International GPE VII Limited Partnership
Advent International GPE VII-B Limited Partnership
Advent International GPE VII-C Limited Partnership
Advent International GPE VII-D Limited Partnership
Advent International GPE VII-F Limited Partnership
Advent International GPE VII-G Limited Partnership
By: GPE VII GP (Delaware) Limited Partnership, General Partner
By: Advent International GPE VII LLC, General Partner
By: Advent International Corporation, Manager
By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent Partners GPE VII Limited Partnership
Advent Partners GPE VII-A Limited Partnership
Advent Partners GPE VII-B Cayman Limited Partnership
Advent Partners GPE VII Cayman Limited Partnership
Advent Partners GPE VII-A Cayman Limited Partnership
By: Advent International GPE VII LLC, General Partner
By: Advent International Corporation, Manager
By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

GPE VII GP Limited Partnership
By: Advent International GPE VII LLC, General Partner
By: Advent International Corporation, Manager
By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

CUSIP No. 628877102	13G	Page 26 of 30

GPE VII GP (Delaware) Limited Partnership
By: Advent International GPE VII LLC, General Partner
By: Advent International Corporation, Manager
By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

By: Advent International GPE VII LLC, General Partner
By: Advent International Corporation, Manager
By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent International Corporation
By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent-NCS Acquisition Limited Partnership
By: Advent-NCS GP LLC, General Partner
By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent-NCS GP LLC
By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

CUSIP No. 628877102	13G	Page 27 of 30

EXHIBIT INDEX

Exhibit 1.	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Exhibit 2.	List of Members of a Group

CUSIP No. 628877102	13G	Page 28 of 30

Exhibit 1

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

February 12, 2018
Date

Advent International GPE VII-A Limited Partnership
Advent International GPE VII-E Limited Partnership
Advent International GPE VII-H Limited Partnership
By: GPE VII GP Limited Partnership, General Partner
By: Advent International GPE VII LLC, General Partner
By: Advent International Corporation, Manager
By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent International GPE VII Limited Partnership
Advent International GPE VII-B Limited Partnership
Advent International GPE VII-C Limited Partnership
Advent International GPE VII-D Limited Partnership
Advent International GPE VII-F Limited Partnership
Advent International GPE VII-G Limited Partnership
By: GPE VII GP (Delaware) Limited Partnership, General Partner
By: Advent International GPE VII LLC, General Partner
By: Advent International Corporation, Manager
By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent Partners GPE VII Limited Partnership
Advent Partners GPE VII-A Limited Partnership
Advent Partners GPE VII-B Cayman Limited Partnership
Advent Partners GPE VII Cayman Limited Partnership
Advent Partners GPE VII-A Cayman Limited Partnership
By: Advent International GPE VII LLC, General Partner
By: Advent International Corporation, Manager
By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

CUSIP No. 628877102	13G	Page 2 9 of 30

GPE VII GP Limited Partnership
By: Advent International GPE VII LLC, General Partner
By: Advent International Corporation, Manager
By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

GPE VII GP (Delaware) Limited Partnership
By: Advent International GPE VII LLC, General Partner
By: Advent International Corporation, Manager
By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

By: Advent International GPE VII LLC, General Partner
By: Advent International Corporation, Manager
By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent International Corporation
By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent-NCS Acquisition Limited Partnership
By: Advent-NCS GP LLC, General Partner
By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent-NCS GP LLC
By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

CUSIP No. 628877102	13G	Page 30 of 30

Exhibit 2

Funds and Entities Associated with Advent International Corporation

Advent International Corporation

Advent International GPE VII LLC

Advent-NCS Acquisition Limited Partnership

Advent-NCS GP LLC

GPE VII GP Limited Partnership

GPE VII GP (Delaware) Limited Partnership

Advent Partners GPE VII Limited Partnership

Advent Partners GPE VII-A Limited Partnership

Advent Partners GPE VII-B Cayman Limited Partnership

Advent Partners GPE VII Cayman Limited Partnership

Advent Partners GPE VII-A Cayman Limited Partnership

Advent International GPE VII Limited Partnership

Advent International GPE VII-A Limited Partnership

Advent International GPE VII-B Limited Partnership

Advent International GPE VII-C Limited Partnership

Advent International GPE VII-D Limited Partnership

Advent International GPE VII-E Limited Partnership

Advent International GPE VII-F Limited Partnership

Advent International GPE VII-G Limited Partnership

Advent International GPE VII-H Limited Partnership